As filed with the Securities and Exchange Commission on August 29, 2025

Registration No. 333-282115

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-282115

UNDER
THE SECURITIES ACT OF 1933

PIEDMONT LITHIUM INC.
(Exact name of registrant as specified in its charter)

Delaware	36-4996461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

42 E Catawba Street
Belmont, NC 28012
(704) 461-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Palmer
42 E Catawba Street
Belmont, NC 28012
(704) 461-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Avner Bengera
Jamie L. Yarbrough
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
(212) 408-2500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Piedmont Lithium Inc., a Delaware corporation (the “Registrant”), which was previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (File No. 333-282115), filed with the SEC on September 13, 2024 and declared effective on September 26, 2024, registering:

(i)
the offer and sale, from time to time, by the Registrant of up to $500,000,000 of any combination of (a) shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”); (b) shares of the Registrant’s preferred stock, $0.0001 par value per share (“Preferred Stock”); (c) the Registrant’s debt securities (“Debt Securities”); (d) warrants to purchase Common Stock, Preferred Stock or Debt Securities; (e) Chess Depositary Interests, each representing 1/100th of a share of Common Stock; (f) purchase contracts of the Registrant with respect to the securities of the Registrant; and (g) units consisting of two or more securities described above in any combination; and

(ii)	the resale from time to time by the selling stockholders named therein of up to 52,198 shares of Common Stock.

On August 29, 2025, pursuant to the Agreement and Plan of Merger, dated as of November 18, 2024, (as subsequently amended on April 22, 2025, and as it may be further amended from time to time) by and among Sayona Mining Limited, an Australian public company limited by shares (“Sayona”), Shock MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of Sayona (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Sayona (the “Merger”).

As a result of the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statement. By filing this Post-Effective Amendment, the Registrant is hereby deregistering all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities; and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, Australia, on August 29, 2025.

PIEDMONT LITHIUM INC.

By:	/s/ Dylan Roberts
Name:	Dylan Roberts
Title:	Secretary

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.